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                                                                      Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
World Acceptance Corporation Retirement Savings Plan:

We consent to incorporation by reference in the Registration Statement (Nos. 33-52166, 33-98938 and 333-14399) on Form S-8 of World Acceptance Corporation of our report dated July 2, 2002, relating to the statements of net assets available for benefits of the World Acceptance Corporation Retirement Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the World Acceptance Corporation Retirement Savings Plan.

/s/ KPMG LLP


Greenville, South Carolina
July 11, 2002

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